Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-110731 on Form S-8 and Registration Statement Nos. 333-128343, 333-159462 and 333-182507 on Form S-3 of our reports dated February 28, 2013, relating to the financial statements and financial statement schedules of South Jersey Industries, Inc. and subsidiaries (“the Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
February 28, 2013